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                                                                Exhibit 10.12(r)

                      [Cytec Industries Inc. letterhead]


                         RESTRICTED STOCK AWARD UNDER
                           THE CYTEC INDUSTRIES INC.
                      1993 STOCK AWARD AND INCENTIVE PLAN


                                          August 30, 1999

Mark S. Andrekovich
323 Turnbury Place
Wildwood, Missouri 63011

Shares of Restricted Stock: 4,000 (Four Thousand)


Dear Mr. Andrekovich:

     As a key employee of Cytec Industries Inc. (the "Company"), you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors an award of Restricted Stock equal to the number of shares of the Common Stock, par value of $.01 per share, of the Company indicated above ("Restricted Stock"). The shares will be issued from Treasury Stock. This award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan").

     The Company will cause certificates for the Restricted Stock to be issued and registered in your name. Physical possession of each certificate representing the Restricted Stock shall be retained by the Company until the shares vest, as herein provided. A certificate for any shares that vest will be forwarded to you at your address appearing on the Company's stock register after vesting has occurred.

     Certain restrictions with respect to this award include, but are not limited to, the following:

     (1) Subject to the terms of this Agreement and the Plan, the Restricted Stock will vest as follows:

                    Date                Shares Vesting
                    ----                --------------
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Mark S. Andrekovich
August 30, 1999
Page 2

          September 1, 2001      2,000
          September 1, 2002      2,000

     (2) You shall execute in blank (undated), and return to the Secretary of the Committee, the enclosed stock powers, which the Company will use to reclaim any Restricted Stock that fails to vest. Any Restricted Stock that fails to vest shall be forfeited and shall revert to the Company. By your acceptance of the Restricted Stock you irrevocably authorize the Company to complete the stock powers and to deliver the stock powers along with the certificates for the Restricted Stock to the Company's Transfer Agent so as to effectuate any forfeiture provided for herein.

     (3) Except as limited by this Agreement or the Plan, you shall have, as holder of non-forfeited shares of the Restricted Stock, all of the rights of a common stockholder of the Company, including the right to vote and receive dividends. Nevertheless, stock of the Company distributed in respect of such Restricted Stock in connection with a stock split, stock dividend, recapitalization or other similar transaction shall be deemed to be Restricted Stock and shall be subject to vesting, restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock is distributed.

     (4) If your employment with the Company or a subsidiary terminates on or prior to the date of vesting, all unvested shares of Restricted Stock shall be forfeited, except as provided in paragraphs (5) and (6), below, or except as the Committee shall otherwise determine.

     (5) If your employment with the Company or a subsidiary terminates by reason of (i) your death, (ii) your disability, or (iii) under circumstances determined by the Committee to be not contrary to the best interests of the Company, then the portion of your Restricted Stock award that shall not be forfeited by reason of such termination of employment shall be as follows:

     Termination Occurs                      Shares Not Forfeited
     ------------------                      --------------------
     Prior to September 1, 2000                     1,333
     September 1, 2000 - August 31, 2001            2,667
     August 1, 2001 - August 31, 2002                All

     (6) As provided in the Plan, upon the occurrence of a "change in control" all unvested (and not previously forfeited) shares of Restricted Stock shall immediately vest. Upon such occurrence, the vested shares of Restricted Stock shall be delivered to you promptly.
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Mark S. Andrekovich
August 30, 1999
Page 3

     (7) On or prior to the respective dates indicated below, you may elect, subject to the consent of the Committee, that all or part of any installment indicated below be forfeited as of the date it normally would vest and that you be issued, in lieu thereof, a Deferred Stock Award for the equivalent number of shares:

          Date Installment       Date by which Deferral
          Scheduled to Vest      Request Must be Made
          -----------------      ----------------------
          September 1, 2001        December 1, 1999
          September 1, 2002        December 1, 2000

If you elect deferral, as indicated above, then effective as of the date on which the related award of Restricted Stock otherwise would vest, the total award (or such lesser percentage of such total award as shall have been elected by you and accepted by the Committee) shall be forfeited, and you will be issued instead a Deferred Stock Award, as defined in Section 6(h) of the Plan, equal to the number of shares of Restricted Stock so forfeited. Such Deferred Stock Award shall accrue Dividend Equivalents which will be deferred in the form of additional Deferred Stock based on the Closing Price of the Company's Common Stock on the New York Stock Exchange Consolidated Tape on the date on which the related dividend is paid on the Company's Common Stock. Deferred Stock resulting from deferral of Dividend Equivalents will likewise bear Dividend Equivalents.

     (8) You may satisfy your mandatory federal and state income tax withholding obligations with respect to any Restricted Stock that vests (subject to Committee acceptance, as set forth below, and subject to compliance with Rule 16b-3 under the Securities Exchange Act of 1934 if you are then an executive officer of the Company) by requesting the Company to withhold the number of shares of such Restricted Stock having a fair market value as of the date of vesting equal to the aggregate mandatory federal and state income tax withholding obligations with respect to all of your Restricted Stock under this award which vests on such date.

     The fair market value of Restricted Stock will be determined on the same basis that the value of the Restricted Stock is determined for federal income tax withholding purposes. Your request must be submitted in writing to the Committee, on forms approved by the Secretary to the Committee, no later than the December 1 of the year prior to the date of vesting. The Committee shall have sole discretion to determine whether or not to accept your request, and failure by the Committee to accept your request on or prior to the date of vesting shall constitute a denial of your request.

Mark S. Andrekovich
August 30, 1999
Page 4

     (9) The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and neither the right to receive stock, nor any interest therein or under the Plan, may be assigned; and any attempted assignment shall be void.

     (10) Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

     The Company reserves the right to require that stock certificates issuable to you in connection with the Restricted Stock award be delivered to you only within the United States.

     The stock issued to you hereunder may not be resold by you except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration, such as Rule 144.

     You agree to pay the Company and any of its subsidiary and affiliated companies promptly, on demand, any withholding taxes due in respect of the awards made hereunder. The Company or any of its subsidiary or affiliated companies may deduct such withholding taxes from any amounts owing to you by the Company or any such subsidiary or affiliated company.

     Once Restricted Stock vests as herein provided, it shall no longer be deemed to be Restricted Stock, and your rights thereto shall not be subject to the restrictions of this Agreement or of the Plan.

     In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
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Mark S. Andrekovich
August 30, 1999
Page 5

     If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible, along with the enclosed stock power.

                                        Very truly yours,

                                        CYTEC INDUSTRIES INC.


                                        BY: /s/ E.F.Jackman
                                            ---------------
                                        E. F. Jackman
                                           Vice President

Enc.



ACCEPTED:

/s/ Mark S. Andrekovich
-----------------------
Mark S. Andrekovich
Date: September 8, 1999